Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and to the incorporation by reference therein of our report dated February 28, 2013 (except for Notes 1, 2, 14 and 15, as to which the date is September 6, 2013) with respect to the consolidated financial statements of Eaton Corporation plc., included in its Current Report on Form 8-K dated September 6, 2013, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated February 28, 2013 with respect to the effectiveness of internal control over financial reporting of Eaton Corporation plc., included in its Current Report on Form 8-K dated September 6, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, OH

October 3, 2013